Exhibit 10.21

COMPENSATION INFORMATION FOR NAMED EXECUTIVE OFFICERS

The table below provides information regarding the 2011 base salary and target cash bonus amount for each “named executive officer” of Exelixis, Inc.

	2011 Annual	2011 Target Cash Bonus
Named Executive Officer	Base Salary	(% of 2011 Base Salary)
Michael M. Morrissey (principal executive officer)	$602,000	60%

Frank L. Karbe (principal financial officer)	$426,368	45%

Frances K. Heller	$424,350	45%

Gisela M. Schwab	$418,399	45%